                         ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement") dated as of April 25, 1996 by and between Curtiss-Wright Flight Systems, Inc., a Delaware corporation ( Curtiss ), and Aviall, Inc., a Delaware corporation ("Aviall").

     WHEREAS, Aviall, through its Accessory Services Business, located primarily in Miami, Florida, is engaged in business that includes repairing, overhauling and otherwise servicing certain aircraft components (the "Operating Business"); and

     WHEREAS, Aviall and Curtiss desire to enter in this Agreement pursuant to which Aviall is selling to Curtiss and Curtiss is purchasing from Aviall certain assets and properties;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, Aviall and Curtiss hereby agree as follows:

1.  Purchase and Sale of the Assets.

     1.1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Aviall shall sell, convey, assign, transfer and deliver to Curtiss, and Curtiss shall purchase, acquire and accept from Aviall and pay for all of Aviall s right and interest in, the Acquired Assets (hereinafter defined) wherever located, subject only to those liens, encumbrances and restrictions as are reflected in Exhibit 1.1 to this Agreement.

     1.2. Covered Assets. Except as provided in Section 1.3 hereof, the term "Acquired Assets" as herein used shall mean all of Aviall's right, title and interest as of the Closing Date in:

          1.2.1. All tangible personal property owned or leased by Aviall and used in or related to the Operating Business, said tangible personal property including but not necessarily limited to that described in Exhibit 1.2.1 hereto;

          1.2.2. All intangible personal property used in the Operating Business, said intangible personal property including but not necessarily limited to property described in Exhibit 1.2.2 hereto;

          1.2.3. All of Aviall's interest in contracts, agreements, leases, commitments, sales orders, and purchase orders ("Contracts") relating to the Operating Business and in transferable licenses, certificates, permits and privileges ("Transferable Privileges") relating to the Operating Business;

          1.2.4. All inventory (including raw materials, work-in-process and finished goods, but excluding the Excluded Inventory, as defined in
Section 1.3 below), accounts receivable, notes receivable and other rights to receive payment related to the Operating Business (excluding amounts owed or payable to the Operating Business from Aviall or any other entity that from and after the Closing Date is an affiliate of Aviall, which shall be treated as provided in Section 4.9 hereof, and excluding the Excluded Receivables, as defined in Section 1.3 below);

          1.2.5. All plant and office supplies, and other miscellaneous supplies of materials, used in the Operating Business;

          1.2.6. All prepaid expenses and deposits (to the extent such items may be assigned to and assumed by Curtiss at Closing), security bonds, and all books and records of Aviall relating to the Operating Business;

          1.2.7. All customer lists, files, papers, drawings, manuals and other technical data, computer programs and systems and business records related to the Operating Business;

          1.2.8. All of Aviall s interest in any Transferable Privileges set forth in Exhibits 8 and 9.12 hereto free and clear of any claims, charges, fines, penalties, violations or any like detriment pending against the same other than as disclosed or set forth herein; and

          1.2.9. All other assets, tangible, intangible, real, personal or mixed used in or relating to the Operating Business, including good will (but not with respect to the name "Aviall"), machinery, equipment, tools, vehicles, furniture and fixtures, whether or not reflected in the Financial Statements (hereinafter defined).

     1.3. Excluded Assets. Notwithstanding anything to the contrary contained herein, including the provisions of Section 1.2 hereof, all of Aviall s right, title and interest in the following shall be excluded from the Acquired Assets (the "Excluded Assets"): (i) any trademarks, service marks or trade names incorporating the name Aviall , except that Curtiss shall have the right to use business forms and other documents bearing the name Aviall, suitably modified to reflect the new ownership of the Operating Business in accordance with the terms and provisions of the License Agreement attached hereto as Exhibit 1.3; (ii) any assets of employee benefit plans of Aviall; (iii) all insurance policies held by Aviall, and any claims thereunder (other than claims used to offset operating liabilities of Aviall that are assumed by Curtiss as Assumed Liabilities (hereinafter defined); (iv) any real property leases and buildings specifically not dedicated to the operation in the ordinary course of the Operating Business at locations other than its facilities in Miami, Florida and through its sales office in Melville, New York; (v) cash, securities, certificates of deposit and cash equivalents; (vi) all of the inventory listed on a document prepared jointly by Aviall and Curtiss as of the Closing Date reflecting certain items of inventory of the Operating Business to be retained by Aviall, as determined pursuant to
Section 2.5 hereof, together with any reserves as of the Closing Date relating thereto (the "Excluded Inventory") as well as copies of any and all records of any kind relating thereto, including records of traceability; it being understood that Curtiss shall either (a) deliver to Aviall on the Closing Date all original records in the possession and control of the Operating Business as of the Closing Date which are necessary to establish the condition and traceability (back to manufacture) of each item of Excluded Inventory in accordance with applicable requirements of the United States Federal Aviation Administration ("FAA") and customary practice in the aviation industry; or (b) continuously maintain such original records in its possession and control and furnish to Aviall upon request from time to time by, and at no charge to, Aviall copies of such records and/or a certificate or certificates by Curtiss complying with applicable FAA requirements and customary aviation industry practice documenting the Excluded Inventory or items thereof; (vii) each of the receivables listed on Exhibit 1.3.1 hereto, together with any reserves and/or items of collateral or other rights relating thereto (the "Excluded Receivables"); and (viii) any reserves or assets which are related to any Retained Liabilities hereunder.

     1.4 Presumptions. Notwithstanding the foregoing, the parties hereto agree that, any asset of the type listed in Exhibit 1.4 which is used both in connection with the Operating Business and with another business or activity of Aviall or any of its affiliates shall be deemed an Excluded Asset. In connection with the foregoing, there shall be a rebuttable presumption that, except for parts kept on consignment with Sun Country Airlines and Aviation Sales Company, any tangible asset which is not normally located at the Operating Business' facilities in Miami, Florida or Melville, New York shall be deemed an Excluded Asset (it being understood that items of Excluded Inventory kept on consignment shall also be deemed Excluded Assets). It is further understood that there shall be a rebuttable presumption that any tangible asset which is normally located at the Operating Business' facilities in Miami, Florida or Melville, New York shall be deemed an Acquired Asset.

2.  Consideration for the Acquired Assets.

    2.1.  Purchase Price and Assumption of Liabilities.

          2.1.1. In consideration of the assignment, transfer and delivery of the Acquired Assets, Curtiss shall assume and agrees to pay, discharge and perform the Assumed Liabilities (hereinafter defined) and shall pay Aviall, as the "Purchase Price," the sum of:

               (a) the book value of the Acquired Assets (exclusive of inventory) minus the book value of the Assumed Liabilities, each as of the Closing Date, as set forth in the Closing Date Net Assets Statement (defined below);

               (b) the book value of the inventory included in the Acquired Assets (other than the Excluded Inventory), as of the Closing Date, as set forth in the Closing Date Net Assets Statement and determined in accordance with Section 2.5 below; and

               (c) the amount of $4,905,000.

Of said Purchase Price, the amount of Six Hundred Twenty Five Thousand Dollars ($625,000) (the "Holdback Amount") shall be subject to a holdback pursuant to Section 2.4 below.

          2.1.2. At Closing, Curtiss shall deliver to Aviall by wire transfer of immediately available funds to an account designated by Aviall an amount equal to the sum of:

               (a) the book value of the Acquired Assets (exclusive of inventory) minus the book value of the Assumed Liabilities, as set forth in the Preliminary Net Assets Statement (defined below);

               (b) the book value of the inventory included in the Acquired Assets (other than the Excluded Inventory), as set forth in the Preliminary Net Assets Statement and determined in accordance with Section 2.5 below; and

               (c) the amount of $4,280,000 (which amount represents the $4,905,000 set forth in paragraph (c) of Section 2.1.1 minus the Holdback Amount).

          2.1.3. An adjustment (pursuant to Section 2.3 below) shall be made to the amount paid by Curtiss to Aviall at Closing within ninety (90) days following the Closing.

     2.2 Closing Date Purchase Price. For purposes of determining the amount to be paid by Curtiss to Aviall at Closing pursuant to Section 2.1.2, Aviall shall prepare a net assets statement (the Preliminary Net Assets Statement ) reflecting (i) the book values of the Acquired Assets (exclusive of inventory) and the Assumed Liabilities, and (ii) the book value of the inventory included in the Acquired Assets as determined in accordance with Section 2.5 below, each as of the last day of the month immediately preceding the month in which the Closing Date shall occur, or if the Closing Date shall fall within the first ten (10) days of a month, dated as of the last day of that month which shall be two months immediately prior to the Closing Date. The Preliminary Net Assets Statement shall be prepared by Aviall in accordance with generally accepted accounting principles ("GAAP"), subject to certain modifications set forth on Exhibit 2.2 attached hereto. Aviall shall furnish a copy of the Preliminary Net Assets Statement to Curtiss not less than five (5) business days prior to Closing.

     2.3. Final Purchase Price Adjustment. Following the Closing the Purchase Price shall be further adjusted up or down by the amount by which the book value of the Acquired Assets (including the inventory in the Acquired Assets, as finally determined by the parties in accordance with
Section 2.5 below) minus the book value of the Assumed Liabilities exceeds
(up) or is less than (down) such amount as set forth in the Preliminary Net Assets Statement, said book values to be as of the Closing Date and as reflected in a net assets statement (the "Closing Date Net Assets Statement") to be prepared by Aviall in accordance with GAAP (again, subject to the modifications set forth on Exhibit 2.2) within ninety (90) days after the Closing Date and audited by Price Waterhouse, LLP. If such adjustment results in an increase in the Purchase Price, Curtiss shall pay the amount of such increase to Aviall, and if such adjustment results in a decrease in the Purchase Price, Aviall shall pay the amount of such decrease to Curtiss. In either event, such payment shall be made promptly following completion of the adjustment process described in this Section
2.3 by wire transfer of immediately available funds to an account designated by the payee.

     2.4. Purchase Price Holdback. The Six Hundred Twenty-Five Thousand Dollars ($625,000) Holdback Amount referred to above in Section 2.1.1 above shall be deposited by Curtiss on or before the Closing Date into an escrow account to be established and maintained by NationsBank of Texas, N.A. (the "Escrow Agent") as security against, and Aviall agrees to indemnify Curtiss with respect to, any and all loss or additional expenses resulting from any misrepresentation or breach of warranty or covenant made in this Agreement, including the expense and any reasonable legal fees that might be incurred because of any such misrepresentation or breach of warranty or covenant. If any such loss or expense occurs, Curtiss shall have the right, in addition to any other action permitted by law, to have the amount of any such loss or expense offset against the Holdback Amount. This indemnity and right of setoff shall be subject to Article 13 to the extent to which the underlying covenant, warranty or representation is subject to such Article. Curtiss's right of setoff against such Holdback Amount shall not be deemed Curtiss's exclusive remedy for Aviall's breach of any representations, warranties, or covenants set forth in this Agreement, all of which shall survive the Closing Date and any setoffs made by Curtiss. Promptly following the first anniversary of the Closing the Holdback Amount (together with accrued interest thereon) shall be disbursed by the Escrow Agent to the party entitled thereto, following delivery of written authorization by each party hereto to the Escrow Agent and pursuant to the provisions of the escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit 2.4. The parties shall share equally all fees and expenses charged by the Escrow Agent.

     Curtiss agrees and acknowledges that Aviall may assign its rights under the Escrow Agreement to its senior lenders as security for Aviall's performance under its bank credit facility.

     2.5 Certain Agreements Regarding Excluded Inventory. For purposes of determining the inventory included among the Acquired Assets and the Excluded Inventory contemplated hereunder, the parties hereby agree as follows:

          2.5.1. The Excluded Inventory shall be deemed to consist of quantities of each line item of inventory held by the Operating Business as of the Closing Date which are in excess of the actual usage amount (the "Usage") for such line item of inventory over (i) the immediately preceding 26 months, or (ii) if the Closing Date does not occur on the first day of the month, the 26 months immediately preceding the first day of the month in which the Closing occurs.

          In the event that any single line item of inventory includes interchangeable units bearing different part numbers, or units in different conditions (e.g. new, serviceable, etc.), then the units identified as Excluded Inventory shall be proportionately representative of the total composition of such line item prior to the identification of Excluded Inventory. By way of example: a line item consists of a total of 10 units, 5 new and 5 serviceable; of those 10 units, a total of 4 units are deemed to be Excluded Inventory pursuant to this Section 2.5; in such case, the units identified as Excluded Inventory shall consist of 2 new and 2 serviceable units.

          For purposes of valuing the items of inventory included in the Acquired Assets and the Excluded Inventory pursuant to Sections 2.5.2 or
2.5.3 below, the parties agree and acknowledge that the value of all items of inventory, as of the date of calculation thereof, shall be determined based upon the average cost of all items within each line item of inventory according to the regularly kept inventory records of the Operating Business.

          2.5.2. For purposes of determining the portion of the Purchase Price payable by Curtiss to Aviall at Closing pursuant to Section 2.2 hereof, the parties agree that the Preliminary Net Assets Statement shall reflect (i) the book value of all inventory included in the Operating Business as of the date thereof, minus (ii) $3,612,000, which amount represents the agreed value of the Excluded Inventory as of March 18, 1996.

          2.5.3 At or immediately following Closing, the parties shall jointly identify and physically separate the items of Excluded Inventory from the inventory included in Acquired Assets. The parties agree that to the extent that the methodologies set forth in Section 2.5.1 above cannot be applied for any reason to the segregation of any particular items of inventory, the authorized representatives of Curtiss and Aviall conducting such segregation shall jointly determine an equitable manner to resolve such matters.

          Once the inventory has been physically separated, the parties shall jointly determine the value of the inventory included in the Acquired Assets in accordance with Section 2.5.1 above. Such amount shall constitute the book value of the inventory included in the Acquired Assets to be set forth in the Closing Date Net Assets Statement pursuant to
Section 2.3 hereof.

     Notwithstanding the foregoing, following the Closing Date Aviall may store any items of the Excluded Inventory at the Miami facility relating to the Operating Business for a reasonable period of time, at no cost or expense to Aviall.

3.  Assumption of Liabilities

     3.1. Assumed Liabilities. At the Closing, subject to the terms and conditions set forth in this Agreement, Curtiss shall assume, pay, perform, discharge and satisfy in accordance with their terms, and shall indemnify and hold harmless Aviall and its affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing (the "Aviall Indemnified Parties") from the following obligations and liabilities (herein called collectively the "Assumed Liabilities") of Operating Business:

          3.1.1. All of the liabilities and obligations of the Operating Business to be performed after the Closing Date arising under all Contracts, (excluding amounts owed or payable by the Operating Business to Aviall or any other entity that from and after the Closing Date is an affiliate of Aviall, which shall be treated as provided in Section 4.9 hereof and excluding any liabilities and obligations that constitute Retained Liabilities hereunder) and Transferrable Privileges relating to the Operating Business and effectively assigned to Curtiss pursuant to
Section 4.5;

          3.1.2. All liabilities and obligations related to accrued but unpaid vacation entitlements of Article 5 Employees (as defined in Article 5 hereof) as of the Closing Date; and

          3.1.3 All ordinary course of business liabilities and obligations of the Operating Business as of the Closing of the type reflected in the Closing Date Net Assets Statement.

     3.2. Retained Liabilities. Notwithstanding the foregoing, Curtiss shall not assume and shall not pay, perform or discharge any of the following obligations and liabilities (herein called the "Retained Liabilities"):

          3.2.1. Liabilities or obligations of Aviall not incurred in connection with the Operating Business;

          3.2.2. Liabilities or obligations owed to Aviall or any of its affiliates;

          3.2.3. Liabilities and obligations relating to employee benefits accrued or payable to Aviall Operating Business Employees prior to the Closing Date except for accrued but unpaid vacation entitlements of Article 5 Employees as of the Closing Date;

          3.2.4. Liabilities and obligations of Aviall under or with respect to any transaction occurring after the Closing Date;

          3.2.5.  Liability for any and all claims presently asserted, or which in the future could be asserted, against Aviall for product shipped or work completed (with an Aviall tag attached thereto) prior  to the
Closing, regardless of whether such claims are based on contract, tort, products liability, or any other legal or equitable theory. With respect to warranty claims for defective work completed (with an Aviall tag attached) by the Operating Business prior to the Closing, Curtiss agrees
(i) to provide Aviall with clinical support; (ii) to provide rework or replacement products or services at Aviall's expense payable monthly to
Curtiss at Curtiss's cost and on such other terms and conditions mutually agreeable to Curtiss and to Aviall; and (iii) to provide Aviall and its representatives with access to all files or other information maintained by the Operating Business relating to the claim (including the right to make
copies thereof, at Aviall's expense).   The parties further agree to consult
with each other as to the handling and processing of all such warranty claims and to attempt in good faith jointly to resolve such matters in a manner consistent with Aviall s past practices with respect to the Operating Business. Subject to the foregoing, Aviall shall at all times retain the right to make the final determination as to the handling and processing of all such warranty claims and Curtiss shall not charge Aviall for any warranty-related work which has not been authorized in writing by Aviall. To the extent that Aviall determines to deny warranty coverage with respect to any warranty claim, Curtiss shall have the right and option to accept such warranty claim and to perform any related services, all at its own cost and expense.

          3.2.6 Liabilities and obligations with respect to sales taxes for periods ending prior to the Closing Date (whether or not assessed or payable prior to subsequent thereto) imposed, levied, assessed or payable by, against or on the Operating Business or Aviall; provided, however, that paid or unpaid taxes for periods during which the Closing occurs shall be prorated as set forth in Section 4.11 hereof.

          3.2.7. Any other liabilities or obligations of Aviall not specifically assumed by Curtiss.

          3.2.8 Liabilities arising out of the breach by Aviall of any of its representations and warranties or covenants set forth in this Agreement.

     3.3. Obligations. Nothing contained in this Article 3 shall relieve Aviall or Curtiss from any obligations under covenants, warranties or agreements contained in this Agreement.

4.  The Closing.

      4.1. Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing"), other than those which this Agreement specifically states are to be consummated after the Closing Date, shall take place at a mutually acceptable location in Broward or Dade County, Florida as soon as reasonably practicable after each party hereto shall have indicated to the other that it has satisfied or stands ready to satisfy all conditions of Closing for which it is responsible, or at such other time and place as Aviall and Curtiss shall mutually agree, but not later than May 31, 1996 (the "Closing Date"). The parties agree to use reasonable efforts to effect the Closing on May 20, 1996.

      4.2. Aviall's Execution. At the Closing, Aviall will execute and deliver to Curtiss proper instruments of assignment, conveyance and transfer, in the form attached hereto as Exhibit 4.2, of all of Aviall's right, title and interest in and to all of the Acquired Assets.

      4.3. Curtiss's Execution. At the Closing, Curtiss will execute and deliver to Aviall proper instruments, in the form attached hereto as
Exhibit 4.3, assuming the Assumed Liabilities.

      4.4. Further Assurances. Aviall and Curtiss agree that they shall, at any time and from time to time after the Closing, upon request of the other party hereto, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts,deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the purposes and intents of this Agreement. No action taken or document executed pursuant to this section shall increase the liability of Aviall or Curtiss beyond that contemplated by any other provision of this Agreement.

      4.5. Assignments. To the extent that the assignment or transfer of any Contract or Transferable Privilege or right to be assigned or transferred to Curtiss as provided herein shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign or transfer the same if any attempted assignment would constitute a breach thereof. Aviall agrees that it will use best efforts to obtain the consent of the other parties to all such Contracts and Transferable Privileges to the assignment or transfer thereof to Curtiss. Curtiss agrees that it will cooperate with and assist Aviall in its efforts to obtain any such consents. If any such consent is not obtained, Aviall will cooperate with Curtiss in any reasonable arrangement acceptable to Curtiss intended to provide for Curtiss the full benefits under any such Contracts or Transferable Privileges.

      4.6.  Collection of Receivables.

          4.6.1 Acquired Receivables. Curtiss shall have the right and authority to collect, for the account of Curtiss, all Receivables (as defined in Section 9.19 hereof) and other items which shall be transferred to Curtiss as provided herein, and to endorse with the name of Aviall any checks received on account of such Receivables or other items. Aviall agrees that it will promptly transfer and deliver to Curtiss any cash or other property that it may receive in respect of such Receivables or other items.

      Curtiss further covenants and agrees that any Receivables that remain uncollected after the expiration of one (1) year following the Closing Date for which Curtiss seeks indemnity from Aviall pursuant to Article 13 hereof shall be promptly reassigned to Aviall, together with any related collateral or reserve amounts existing on the Closing Date.

          4.6.2 Excluded Receivables. Aviall shall have the right and authority to collect, for the account of Aviall, all Excluded Receivables which shall be retained by Aviall as provided herein, and to endorse with the name of Curtiss any checks received on account of such Excluded Receivables. Curtiss agrees that it will promptly transfer and deliver to Aviall any cash or other property that it may receive in respect of such Excluded Receivables.

          To the extent requested by Aviall, Curtiss shall use reasonable efforts to assist Aviall in its collection efforts relating to the Excluded Receivables in a manner consistent with the past credit and collection policies of the Operating Business. The parties agree and acknowledge that to the extent a payment is received from a customer following the Closing Date and such payment makes no reference to the invoice(s) being paid, (i) Curtiss shall send a written notice to such customer (with a copy to Aviall) requesting instructions as to which invoice(s) such payment should be applied, and (ii) if such customer does not respond to such notice within sixty (60) days, such payment shall be applied to any outstanding undisputed receivables (including Excluded Receivables) in the order in which such amounts were originally invoiced by the Operating Business (i.e., with the earliest invoices being paid first).

          4.6.3. Reserves Relating to Receivables. The parties agree and acknowledge that the Preliminary Net Assets Statement and the Closing Date Net Assets Statement shall reflect all reserves maintained by the Operating Business with respect to accounts receivable as of the dates thereof, except for any reserves relating specifically to Excluded Receivables. Further, the parties acknowledge that a portion of such reserves is designated by Aviall as a general reserve (the "General Receivable Reserves"), and does not relate specifically to any particular account receivable.

          Curtiss agrees that Aviall shall not be deemed to be in breach of its representations and warranties in Section 9.19 hereof to the extent that within one (1) year after the Closing Date Curtiss has collected the amount of the Receivables reflected on the Closing Date Net Assets Statement, net of all applicable reserves set forth in the Closing Date Net Assets Statement, including the General Receivable Reserve (the "Net Receivable Amount"). To the extent that within one (1) year after the Closing Date Curtiss has collected an amount greater than the Net Receivable Amount with respect to the Receivables, it shall promptly pay such additional amount to Aviall by wire transfer of immediately available funds to an account designated by Aviall.

      4.7. Records Retention by Curtiss. Curtiss shall not dispose of or destroy any books or records relating to the Acquired Assets or Aviall's conduct of the Operating Business that are located or stored at the site of the Operating Business as of the Closing Date without complying with applicable guidelines promulgated by the Internal Revenue Service and without first offering, by written notice at least 60 days before the date of intended disposition or destruction, to turn over possession thereof to Aviall. Curtiss shall allow Aviall access to such books and records, but only to those books and records and only during the normal working hours of the facility where they are located or stored, and Aviall shall have the right at its own expense to make copies of such books and records, provided, however, that any such access or copying shall be had or done in such a manner as not to interfere with the normal conduct of Curtiss' business.

      4.8. Records Retention by Aviall. Aviall shall not dispose of or destroy any books or records relating to the Acquired Assets or Aviall's conduct of the Operating Business between December 31, 1994 and the Closing Date without complying with applicable guidelines promulgated by the Internal Revenue Service and without first offering, by written notice at least 60 days before the date of intended disposition or destruction, to turn over possession thereof to Curtiss. Aviall shall allow Curtiss access to such books and records, but only to those books and records and only during the normal working hours of the facility where they are located or stored, and Curtiss shall have the right at its own expense to make copies of such books and records, provided, however, that any such access or copying shall be had or done in such a manner as not to interfere with the normal conduct of Aviall s business.

      4.9 Intracompany Accounts. Effective as of the Closing Date, all amounts owed or payable by the Operating Business to, or to the Operating Business by, Aviall or any other entity that from and after the Closing Date is an affiliate of Aviall, shall be canceled with no payment made by any party to this Agreement. All other obligations of the Operating Business, to the extent that they are accrued by the Operating Business after the Closing Date, are Assumed Liabilities pursuant to this Agreement and shall be paid by Curtiss in the ordinary course.

     4.10  Insurance.   For a period of five years following the Closing
Date, Curtiss shall, at its own expense, maintain insurance policies for aviation products liability and non-aviation general liability in amounts and of types similar to those currently maintained by Curtiss, as set forth on Exhibit 4.10 hereof. All such policies shall be endorsed as follows:

          4.10.1 To name Aviall, its affiliates, and each of their respective directors, officers, employees and agents, and each of their heirs, executors, successors and assigns (collectively, the "Aviall Insured Parties") as additional insureds or named insureds (with respect to claims made policies) with respect to claims and actions arising out of or relating to:

               4.10.1.1 the conduct of the Operating Business by Curtiss or any affiliate of Curtiss at any time after the Closing Date;

               4.10.1.2 the "over-the-counter" sale or exchange of products or the performance of services by the Operating Business at any time after the Closing Date;

          4.10.2 to provide a severability of interest clause protecting the Aviall Insured Parties as though a separate policy had been issued to each but without increasing the overall limit of liability or aggregate;

          4.10.3 to provide that coverage is primary and without right of contribution from any insurance that the Aviall Insured Parties may now carry or choose to carry;

          4.10.4 to provide that if at any time Curtiss fails to maintain the insurance as stated herein, then the Aviall Insured Parties shall have the right, but not the duty, to pay premiums in order to maintain in effect the insurance required hereunder for the benefit of the Aviall Insured Parties; provided, however, that in the event that the Aviall Insured Parties pay such premiums as described above, Curtiss shall immediately reimburse the Aviall Insured Parties by wire transfer of immediately available funds; and

          4.10.5 to provide that the Aviall Insured Parties shall receive sixty (60) days written notice of cancellation or material change in coverage prior to such cancellation or material change being effective to the Aviall Insured Parties;
provided, however, that if at the beginning of or at any time during said five year period it should develop that Curtiss' compliance with any one or combin-ation of its obligations under sub-parts 4.10.1, 4.10.2, 4.10.3, 4.10.4, or
4.10.5 of this Section causes a material increase in the cost of Curtiss insurance over what it would otherwise be, (x) Curtiss shall notify Aviall of such circumstance, whereupon (y) Aviall shall have the option of reimbursing Curtiss for, or paying Curtiss to cover the cost of, such increase, and (z) if Aviall shall fail to reimburse Curtiss for, or to pay Curtiss to cover the cost of, such increase, the obligations placed upon Curtiss by this Section shall forthwith lapse.

     Curtiss shall provide, or shall cause to be provided, a certificate of insurance issued to the Aviall Insured Parties prior to the Closing Date and promptly upon each insurance renewal thereafter, evidencing that the insurance has been endorsed to include the provisions as required herein.

     4.11 Prorations. Any paid or unpaid taxes relating to the Acquired Assets for the periods during which the Closing occurs which are not reflected or otherwise included in the Closing Date Net Assets Statement (collectively, the "Prorated Taxes"), shall not be deemed to be part of the Assumed Liabil-ities or Acquired Assets to be acquired by Curtiss, but shall be prorated between Aviall and Curtiss as provided in this Section 4.11. Any Prorated Taxes shall be apportioned between Aviall and Curtiss as of the Closing Date, with Curtiss bearing only that portion of such expense that the number of days after the Closing Date bears to the total number of days in the applicable period and Aviall bearing only that portion of such expense that the number of days prior to the Closing Date bears to the total number of days in the applicable period. Curtiss and Aviall shall each promptly pay to the other any Prorated Taxes properly attributable to one party, but paid by the other and, to the extent practicable, all taxes subject to proration hereunder shall be adjusted in cash by the parties hereto at Closing. To the extent not adjusted in cash at Closing, all requests for payment of taxes properly attributable to one party that are received by the other will be promptly forwarded to the other party, which shall promptly pay the same. In the event either party pays any Prorated Taxes for which the other party is obligated in whole or in part, such paying party shall deliver to the other party reasonable documentation evidencing the applicable Prorated Tax.

     4.12. FAA Authorization. Curtiss and Aviall shall act in consultation with each other to obtain the appropriate FAA Air Agency Certificate for Curtiss.

5.  Employees and Benefit Plans.

     5.1. Employees to be Hired. Except as expressly provided in the following sentence and elsewhere in this Article 5, neither Curtiss nor any of its affiliates shall have any obligation to offer employment to, or employ, any past, present or future Aviall employees and neither Curtiss nor any of its affiliates shall have any liability in respect of any salary, severance, health, welfare, retirement, or any other benefits relating to employment of such employees with Aviall or its predecessors. Curtiss shall offer employment, effective immediately after the Closing Date, to a minimum of one hundred forty (140) of the people who, as of December 31, 1995, were Aviall employees and whose responsibilities then related primarily to the conduct of the Operating Business or the use of the Acquired Assets ("Aviall Operating Business Employees"), including those located at Aviall facilities at 150 Broad Hollow Road, Suite 202, in Melville, New York, said offers to be for employment with responsibilities, salaries and benefits reasonably comparable to those of the same people while at Aviall, provided, however, that the Curtiss obligation under this sentence shall be reduced by one person for each such employee who shall have ceased to be an Aviall employee prior to the Closing Date. Curtiss may also offer employment, effective immediately after the Closing Date, to Aviall Operating Business Employees who were not such on December 31, 1995, except in the case of Mr. Gerry Bass, whose employment by Curtiss as a consultant after the Closing Date is the subject to the agreement between Curtiss and Aviall set forth in Exhibit 5.1 hereto. Aviall shall cooperate with Curtiss in the latter s efforts to employ any Aviall Operating Business Employee identified by Curtiss prior to the Closing Date; shall advise any such Aviall Operating Business Employee that his employment by Aviall shall be terminated no later than at the Closing Date; and shall in fact terminate any such employee no later than at the Closing Date. Any person who, immediately prior to the Closing Date, is an Aviall Operating Business Employee, and who is hired by Curtiss effective immediately after the Closing Date, is hereinafter referred to as an "Article 5 Employee." Subject to the foregoing Article 5 Employees shall be hired with salary and benefits that Curtiss considers competitive. For purposes of the Curtiss vacation plan in which they participate, each Article 5 Employee shall receive service credit for all service by such employee with Aviall or its affiliates and their predecessors. For purposes of the Curtiss medical plan in which Article 5 employees participate, Curtiss agrees to waive any limitations regarding preexisting medical conditions as to such Article 5 Employees and as to other persons entitled to coverage under terms of the Curtiss medical plan by virtue of their relationship to such Article 5 Employees.

     5.2. Notices of Layoff. To the extent applicable with respect to the Operating Business conducted with the Acquired Assets, Aviall shall be responsible for providing any notice of mass layoff or plant closing required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law, and any applicable foreign, state or local plant closing notification statute, resulting from a loss of employment by Aviall employees not offered employment by Curtiss in connection with the transactions contemplated herein. Curtiss shall be responsible for any such notice to the extent necessitated by any terminations by Curtiss following the Closing Date.

     5.3. Medical Coverage. Aviall shall retain responsibility for and continue to pay in accordance with its applicable employee plans all hospital, medical, life insurance, disability and other employee welfare benefit plan expenses and benefits for each Article 5 Employee to the extent of its responsibility to terminated employees and their covered dependents (or the applicable requirements under COBRA). Benefits with respect to claims by any
Article 5 Employee or his or her covered dependents shall be the respons-ibility of Curtiss only to the extent contemplated by the terms of Curtiss' employee benefit plans in which such employee is then a participant.

     5.4. Indemnification. Subject to the provision of Article 13 hereof, Aviall shall defend, indemnify and hold harmless Curtiss, its corporate affiliates, and their respective directors, officers and employees, successors and assigns against and in respect of: (i) any claim for wrongful discharge or breach of any written employment contract or written plan or policy arising from any termination of the employment of any employee by Aviall; (ii) subject to the provisions of Section 5.1, any claim for severance benefits or termin-ation pay or continued employment arising out of or resulting from any employee s employment by Aviall, including, without limitation, any claims relating to Curtiss' obligations as a successor (but excluding any claims against Curtiss and its affiliates by Article 5 Employees terminated by Curtiss); (iii) any notice of layoffs or plant closings prior to the Closing Date in accordance with this Section; (iv) any fines, penalties or other amounts that may be assessed or come due by reason of any failure or deficiency in the compliance by Aviall with the Federal Worker Adjustment and Retraining Notification Act of 1988; (v) any claims relating to Curtiss' obligations as a "successor" to the Operating Business and claims for withdrawal liability, each with respect to any multi-employer pension plans; or (vi) any liability that may arise as a result of Aviall or any of its subsidiaries being a member of a "controlled group" or an "affiliated service group" within the meaning of Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code of 1986), or being under common control (within the meaning of section 4001 of ERISA).

     5.5. Limited Effect. Nothing in this Section shall in any way enlarge the rights of any Aviall employee or prevent Aviall from contesting any claim by any employee in respect of the matters set forth in this Section.

6.  Environmental Matters.

     6.1.  Definition.   An "Environmental Matter" is any matter arising out of
or relating to pollution or protection of the environment, human and occupa-tional safety or health, or sanitation, including any matter relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances, materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes.

     6.2. Indemnification. Subject to the provisions of Article 13, Aviall shall indemnify Curtiss and its corporate affiliates and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing and hold each of them harmless from and against any and all Environmental Liability (hereinafter defined) incurred or suffered by Curtiss and its affiliates and their respective officers, directors, employees, agents and representatives (its "Indemnified Affiliates") arising out of, resulting from, or relating to any of the following (the "Environmental Problems"):

          6.2.1. the storage, handling, use, emission, release, discharge or disposal prior to the Closing Date of any hazardous substance (including petroleum products), used in connection with the Operating Business or any predecessor business or any hazardous waste relating to any of the Acquired Assets;

          6.2.2. any act or omission prior to the Closing Date or any condition existing prior to the Closing Date relating to the Acquired Assets which gives rise to any liability to pay for any cleanup costs, or otherwise forms the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to any Environmental Matter; and

          6.2.3. any liability or obligation in respect of any Environmental Matter arising out of, resulting from or relating to the ownership or use of the Operating Business or any of the Acquired Assets prior to the Closing Date.

     As used herein, the term "Environmental Liability" means (i) all costs and expenses arising out of or in connection with any cleanup, removal or remediation to the extent required by any governmental authority in connection with any Environmental Problem, (ii) all costs and expenses arising out of or in connection with any investigation required by any governmental authority or which is otherwise deemed appropriate by Aviall with respect to any Environmental Problem, and (iii) all liability resulting from or arising out of any final settlement or final judgment entered into with respect to any Environmental Problem. "Environmental Liability" shall not include any increased liability, costs or expenses incurred with respect to any Environmental Problem to the extent such increase is attributable to any act or omission of Curtiss and/or its Indemnified Affiliates.

     6.3. Access; Information; Remediation. In connection with any item for which Curtiss shall be entitled to indemnification under this Article 6, Aviall shall, at its option, upon receipt of notice from Curtiss of such item (i) conduct such investigation, negotiation, contest, litigation, removal and remediation as is necessary and appropriate to resolve the item, or (ii) reimburse Curtiss for its investigation, negotiation, contest, litigation, removal and/or remediation as is necessary and appropriate to resolve the item, which reimbursement shall be made from time to time as such costs are incurred. Curtiss shall permit Aviall and its representatives access, in a manner which does not unreasonably interfere with the conduct of the Operating Business (including the right to make copies, at Aviall's expense), to: (i) all non-privileged reports and data concerning the condition at issue and its investigation and/or remediation; (ii) all correspondence to or from environmental agencies concerning the investigation and/or remediation or the condition being remediated; and (iii) all real property used in connection with the Operating Business, in order to permit Aviall and its representatives to conduct such remediation and/or to obtain samples relevant to the investigation and/or remediation.

     6.4. Miami Property. In the event the environmental studies referred to in Section 11.10 hereof disclose material environmental impairment of such degree as would justify Curtiss in declining to proceed to Closing, and if Curtiss nevertheless elects (by delivering a written notice to Aviall) to proceed with the Closing, Curtiss shall be entitled to indemnification by Aviall, subject to the limitations set forth elsewhere in this Article 6 and subject to Article 13 hereof, of all reasonable costs of remediation of such environmental impairment; provided, however, that in the event that Curtiss elects to seek such indemnification and to proceed to Closing as set forth above, Aviall shall thereupon have the right and option to terminate this Agreement without any penalty or damages other than the obligation to reimburse Curtiss' out of pocket expenses in connection with the transactions contemplated hereby, up to a maximum of One Hundred Thousand Dollars ($100,000), incurred from and after January 29, 1996, said reimbursement obligation not being subject to the limitations of Article 13, hereof.

7.  Hart-Scott-Rodino.

     Promptly after the execution hereof Aviall and Curtiss shall (to the extent they shall not have already done so) make all required filings in connection with the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and promptly respond to all requests for information from and make all required submissions to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") thereunder, to the fullest extent reasonably possible so to do. Except as may be required by law, (a) the parties hereto shall consult with each other with respect to the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act by Aviall and Curtiss in connection with the transactions contemplated hereby and shall incorporate each other's reasonable comments in such Notification and Report Forms, and (b) the parties shall use their reasonable efforts to cooperate and consult with each other with respect to any written or oral responses to any requests for additional information or documentary material by the FTC or the Antitrust Division in connection with the transactions contemplated hereby. Notwithstanding the foregoing, neither Aviall nor Curtiss shall not be obligated to contest any action or decision taken by the FTC or the Antitrust Division or any other governmental or administrative agency, authority or court challenging the consummation of the transactions contemplated hereby, and nothing contained in this Agreement shall require Aviall or Curtiss or any of their affiliates to agree to hold separate or to divest any of their existing assets or any of the Acquired Assets or otherwise agree to the imposition of any material restriction on the operations of Aviall or Curtiss or any of their respective affiliates.

8.  Required Permits, Licenses, Franchises, etc.

     Promptly after the execution hereof Curtiss, with the cooperation and assistance of Aviall (to the extent they shall not have already done so) (a) shall make all such applications, filings and other submissions as may be required or reasonably appropriate to equip Curtiss with all permits, licenses, franchises, consents, approvals, waivers, authorizations, contract and operating rights and privileges listed in Exhibit 8, to the extent reasonably necessary for Curtiss to engage in the full and unrestricted operation of the Operating Business from and after the Closing, substantially as conducted by Aviall during the six (6) months prior to the Closing Date (b) shall promptly respond to all pertinent responses and requests for information pertinent to such applications, filing and other submissions to the fullest extent reasonably possible so to do, and (c) shall otherwise use reasonable efforts to obtain all such permits, licenses, franchises, consents, approvals, waivers, authorizations, operating rights and privileges.

9. Representations and Warranties of Aviall. Aviall represents and warrants to Curtiss as follows:

      9.1. Organization and Qualification of Aviall. Aviall is a corpora-tion duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Aviall has the corporate power and authority to carry on the Operating Business and to own or lease properties in the places where such business is now conducted and where such properties are now owned or leased.

     Except as set forth in Exhibit 9.1, Aviall is qualified as a foreign corporation and is in good standing in the following jurisdictions: Florida; New York. There are no other jurisdictions where the failure of Aviall to be qualified as a foreign corporation would materially adversely affect the Operating Business.

     9.2. Subsidiaries. Aviall has no subsidiaries or affiliates, active or inactive, that own or operate the Operating Business, or that own any of the Acquired Assets or whose participation is required to consummate this transaction.

     9.3. Financial Statements. Attached hereto as Exhibit 9.3 are true, complete and accurate copies of (i) a statement of the net assets of the Operating Business as of December 31, 1995 (the "1995 Net Assets Statement") and
(ii) a statement of the operating income (reflecting earnings before interest and taxes) of the Operating Business for the two year period ended December 31, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Aviall relating to the Operating Business and are in accordance with GAAP (subject to the modifications set forth in Exhibit 2.2). The 1995 Net Assets Statement fairly presents all of the assets and liabilities of the Operating Business as of the date thereof.
The Statement of Operating Income fairly presents the results of operation for said period. The Financial Statements reflect and disclose all material accounting changes adopted by Aviall during the period covered thereby.

     9.4. Absence of Certain Changes. Since December 31, 1995 Aviall has operated the Operating Business only in the ordinary course of business and consistent with past practice and has not:

          9.4.1. Incurred any material obligation or liability (absolute or contingent), relating to the Operating Business, other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

          9.4.2. Discharged or satisfied any material lien or encumbrance or paid any material obligation or liability relating to the Operating Business (absolute or contingent) other than liabilities shown in the Net Asset Statement, disclosed on the Exhibits hereto or current liabilities incurred since the date thereof in the ordinary course of business;

          9.4.3. Sold, assigned or transferred any of its material Acquired Assets relating to the Operating Business or canceled any debts or claims relating to the Operating Business other than in the ordinary course of business;

          9.4.4. Mortgaged, pledged or subjected to lien, charge or any other encumbrance, any material Acquired Assets, tangible or intangible, relating to the Operating Business, other than (i) in the ordinary course of business; (ii) relating to any current state or local property taxes not yet due and payable; (iii) in connection with Aviall s bank credit facility; and (iv) any mechanics or other liens securing repair charges not yet payable arising in the ordinary course of business.

          9.4.5. Waived any rights of substantial value relating to the Operating Business, whether or not in the ordinary course of business;

          9.4.6. Declared or made any material payment or distribution relating to the Operating Business to its shareholders or to any inter-company accounts, other than normal inter-company transfers consistent with past practices relating to the Operating Business;

          9.4.7. Suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Acquired Assets or the Operating Business;

          9.4.8. Made or suffered, or agreed to make or suffer, any new material contract or agreement or any amendment, modification or termination of any existing material contract or agreement relating to the Operating Business;

          9.4.9. Received notice or had knowledge of any material employment claim relating to the Operating Business, including but not limited to any National Labor Relations Board matters, municipal, state and federal discrimin-ation matters, Americans with Disabilities claims, OSHA or state OSHA claims, ERISA, wage and hour or any other claim an employee may have against his employer by reason of his employment, whether or not filed with any court or government agency other than routine grievance matters, none of which is material;

          9.4.10. Entered into, or agreed to enter into, any material transaction relating to the Operating Business other than in the ordinary course of business;

          9.4.11. Granted any increase in the wage rates or salaries of any of the employees or agents of Aviall relating to the Operating Business (other than merit, salary equalization or promotion increases in the ordinary course of business and consistent with past policies or increases pursuant to any agreement listed in the Exhibits hereto), or any bonus to any such employee or agent (other than any bonuses and other incentive compensation pursuant to existing programs and consistent with past practices), or, except in the ordinary course of its business and consistent with past policies, entered into any other contract or commitment relating to the Operating Business which would increase in any amount the benefits or compensation of any such employee or agent;

          9.4.12. Sold or transferred or granted to any party or parties any license, or granted an option to acquire a license, to engage in any of the activities of the Operating Business; or

          9.4.13. Suffered any other event or condition of any character which materially adversely affected the business, operations, properties, assets or condition, financial or otherwise, of the Operating Business.

     9.5. Real Property. Attached hereto as Exhibit 9.5 is a true, complete and accurate description of all interests in real property used by or leased to Aviall insofar as they relate to the Operating Business. Aviall does not own any real property used in the Operating Business. Aviall has valid leases, not in default, as to such real property leased by it, all free and clear of all liens, mortgages, charges or encumbrances of any nature whatsoever, except:

          9.5.1.  Those described in Exhibit 9.5.1;

          9.5.2. Any liens for current state and local property taxes or general or special assessments not in default; and

          9.5.3. Such liens, encumbrances, easements, rights of way, building and use restrictions, exceptions, reservations and limitations as do not in any material respect detract from the value of the property subject thereto or interfere with or impair the present and continued use thereof in the usual and normal conduct of the Operating Business.

     9.6. Tangible Personal Property. Aviall owns all material tangible personal property included in the Acquired Assets, free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as stated in Exhibit 9.6. Except as otherwise set forth in
Exhibit 9.6, such tangible personal property is adequate for the conduct of the Operating Business as presently conducted. At Closing, Curtiss will receive all such tangible personal property free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature, except as set forth in Exhibit 1.1. To the best of Aviall's knowledge, such tangible personal property owned or leased by Aviall and regularly utilized in the Operating Business, and described in Exhibit 1.2.1, is in good operating condition and repair (ordinary wear and tear excluded), is usable in the Operating Business of Aviall as presently conducted and has been maintained and repaired in accordance with customary industry practices, except as may otherwise be noted on Exhibit 9.6.

     9.7. Intangible Personal Property. Attached hereto as Exhibit 9.7 is a schedule that contains a true, complete and accurate list of all intangible personal property of Aviall as related to the Operating Business, including all patents, patent applications, trademarks, trademark applications and registrations therefor, options to purchase property of others and any licenses (including but not limited to software licenses as licensee) and other agreements or arrangements providing for the right to use the property of others in the conduct of the Operating Business.
Aviall is not a licensor in respect of any patents, trade secrets, technical data, inventions, know-how, trademarks, trade names, copyrights or applications therefor relating to the Operating Business, except as stated in Exhibit 9.7. Except as disclosed in Exhibit 9.7, Aviall owns or possesses adequate licenses or other rights to use all patents, trade secrets, technical data, trademarks, trade names or copyrights necessary to conduct the Operating Business as now operated, and has not received notice that its use of such patents, trade secrets, technical data, trademarks, trade names or copyrights infringes the rights of others. Except as set forth in Exhibit 9.7, there are no adverse claims, liens, encumbrances, or security interests upon or affecting the items of intangible property described therein and, except to the extent set forth therein, Aviall is the owner of all right, title and interest in and to such intangible property.

     9.8. Vendor Data and Equipment. Except as set forth on Exhibit 9.8 hereto, Aviall owns or has the right to use and has in its possession and control all technical data and test equipment required by the U.S. Federal Aviation Administration and necessary to conduct the Operating Business in the ordinary course.

     9.9. Contracts and Agreements. Except as set forth in Exhibit 9.9 attached hereto, Aviall is not a party to any material written or oral, express or implied:

          9.9.1. Contract or commitment for the employment of any officer or employee relating to the Operating Business that is not terminable on, at most, 30 days' prior notice;

          9.9.2. Contract or commitment to any labor union relating to the Operating Business;

          9.9.3. Lease to it as lessee of personal property relating to the Operating Business;

          9.9.4. Contract, excluding purchase orders in the ordinary course of business, for the supply of materials, supplies, equipment or services relating to the Operating Business by it in excess of $50,000 in the aggregate, or which requires more than 30 days for cancellation;

          9.9.5. Continuing contract or commitment for the future purchase of materials, supplies, equipment or services relating to the Operating Business in excess of the requirements of the Operating Business as conducted during the past six (6) months and in excess of $50,000 in the aggregate;

          9.9.6. Contract with an original equipment manufacturer ("OEM") whose parts or components Aviall services or overhauls in connection with the Operating Business;
          9.9.7. Lease of real or personal property relating to the Operating Business under which it is lessor with an annual base obligation of more than $50,000 or a total remaining rental obligation of more than $50,000;

          9.9.8. Bonus, pension, profit-sharing, retirement, stock purchase or stock option plan or any hospitalization, insurance or similar plan or practice, formal or informal, in effect with respect to employees of Aviall relating to the Operating Business;

          9.9.9. Advertising contract or commitment relating to the Operating Business;

          9.9.10. Insurance policy relating to the Operating Business other than listed in Exhibit 9.14; or

          9.9.11. Material contract or commitment relating to the Operating Business not made in the ordinary course of business.

     Exhibit 9.9 is a true, complete and accurate list of all material Contracts relating to the Operating Business (except for Contracts listed in other Exhibits hereto) to which Aviall is, as of the date of this Agreement, a party or by which it is bound. All of the contracts and commitments listed in Exhibit 9.9 are valid and binding obligations of Aviall and, to the best of Aviall's knowledge, of the other parties thereto in accordance with their respective terms and conditions. To the best of Aviall's knowledge and belief, all of the contracts and agreements listed in Exhibit 9.9 and the other Exhibits hereto are in full force and effect and except as indicated therein are assignable to Curtiss without the consent of the other parties thereto. Aviall is not and, to the best of Aviall's knowledge, no other party to any such contract or agreement is in material breach thereunder. To the best of Aviall's knowledge, no event has occurred which, with the lapse of time or giving of notice, or both, would constitute a material breach or a default or waiver of right thereunder. True and correct copies of all documents described in any Exhibit attached hereto have been made available or delivered to Curtiss.

     9.10. Original Equipment Manufacturers Parts and Components. Aviall has written agreements in full force and effect with each of the manufacturers of parts and components which it services or overhauls listed on Exhibit 9.10 hereto pursuant to which Aviall has the rights to purchase parts and components as set forth therein.

     9.11.  Required Services.   Exhibit 9.11 contains an accurate and
complete description of all material services provided to the Operating Business from and after January 1, 1994 by any unit or portion of Aviall or any of its affiliates other than the Operating Business.

     9.12. Required Permits, Licenses, Franchises, etc. Exhibit 9.12 contains a listing of all material permits, licenses, franchises, consents, approvals, waivers, authorizations, operating rights and privileges held by Aviall that are required or have been used in connection with the full and unrestricted operation of the Operating Business during the past 12 months. Except as disclosed on Exhibit 9.12, Aviall has at all times since January
1, 1994 held all material licenses, permits and authorizations necessary for the lawful conduct of the Operating Business, and has complied in all material respects with, and Aviall is not in default in any material respects under any such material licenses, permits and authorizations. Aviall is not in default in any material respect under any of the applicable statutes, laws, ordinances, rules and regulations of all Federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations that may have an effect on the Operating Business.

     9.13. Litigation. Except as listed in Exhibit 9.13, there are no claims, actions, suits or proceedings pending or, to the best of Aviall's knowledge, threatened against or involving Aviall, at law or in equity or by any govern-mental department, commission, board, bureau, agency or instrumentality or other person which relate to and which would reasonably be expected to have a material adverse effect on the Operating Business or the Acquired Assets or would seek to restrain, delay or prevent, or change the terms of the trans-actions contemplated hereby or seek damages or other relief in connection therewith. Aviall is not operating under, nor subject to, nor in default with respect to, any material order, writ, injunction or decree of any court or governmental agency or body that has or would reasonably be expected to have a material adverse effect upon the Operating Business or the Acquired Assets. As of the date of this Agreement, Aviall is not engaged in any material litigation initiated by it to recover claims for money due to, or any damages sustained by, any of its properties, real or personal, relating to the Operating Business.

     9.14. Insurance. Exhibit 9.14 is a true, complete and accurate list of all material insurance policies and other insurance coverage currently in force with respect to the Operating Business and the Acquired Assets. Except as described in Exhibit 9.14, the business, properties and assets of Aviall relating to the Operating Business that are of an insurable nature are covered by insurance of the nature and in the amounts reasonable and customary within the industry for such businesses, properties and assets, and such insurance will be kept in full force and effect until the Closing Date.

     9.15. No Conflict. Except as disclosed in any Exhibit hereto or as provided in the HSR Act, the execution, delivery and performance of this Agreement and compliance with the terms hereof by Aviall will not (i) conflict with, or result in the breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any material lien, charge or encumbrance upon any of the Acquired Assets pursuant to Aviall s certificate of incorporation or bylaws, or pursuant to any relevant indenture, loan agreement, mortgage, material lease, material agreement or other material instrument to which Aviall is a party or by which it is bound, or (ii) require the consent, approval or authorization of any governmental authority.

     9.16. Execution. The Board of Directors of Aviall has duly and validly approved the execution of this Agreement and has authorized the performance by Aviall of all the acts and transactions contemplated hereby. Except as set forth in Exhibit 9.16, no other approval or authorization of this Agreement or the acts and transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Aviall.

     9.17.  Compliance with Applicable Laws. Except as set forth on Exhibit
9.17 hereto, as related to the Operating Business, Aviall is not in material default or violation of the Foreign Corrupt Practices Act ("FCPA") or any other United States federal, state or local statutes, laws or regulations, or any foreign statutes, laws or regulations applicable to any of the Acquired Assets or the Operating Business, has not received any notice alleging any such defaults or violations or potential defaults or violations, and has not paid commissions to its sales agents that (i) exceed the normal and customary range of commissions paid to agents within the geographic areas and industries in which such agents operate except to the extent that any excess is commensurate with the lawful responsibilities of and/or expenses incurred by, such agents; and (ii) have been or will be determined to relate to a violation of the FCPA by Aviall in connection with the Operating Business.

     9.18. Taxes and Tax Returns. Aviall has duly filed all Federal, state and local tax returns required to be filed by it and has duly paid or made provisions for the payment of all taxes (including, but not limited to, withholding, social security and unemployment taxes) which have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns, the failure to pay of which could, individually or in the aggregate, have a material adverse effect upon the Acquired Assets or the Operating Business.

     9.19. Receivables. Set forth on Exhibit 9.19 is a true, complete and accurate list showing all of the receivables of Aviall relating to the Operating Business as of December 31, 1995, together with the aging thereof. Except as set forth in Exhibit 9.19 and except for the Excluded Receivables, the receivables set forth on Exhibit 9.19 and those accruing since December 31, 1995 (collectively, the "Receivables") are collectible in the ordinary course of business, or have been collected, in an amount equal to the Net Receivable Amount (as defined in Section 4.6.3), were derived from sales in the ordinary course of business, are not subject to off-set or counterclaim, and are free of all liens and restrictions, including, but not limited to, supplier's liens, whether voluntary or statutory. Except as set forth on Exhibit 9.19, and except for the Excluded Receivables, the reserves to the Receivables are adequate and consistent with past practices. To the extent not covered by said reserves, all Receivables constituting Acquired Assets will be good and collectable before the expiration of one (1) year of the Closing Date and are not subject to any claims or offsets.

     9.20. Inventories. Except as stated in Exhibit 9.20, the items of inventory being sold under this Agreement (excluding the Excluded Inventory) exist in fact, are current, were purchased in the ordinary course of business, are properly traceable to authorized sources of the items; are in the aggregate valued at the lesser of cost or fair market value, and were manufactured by either (a) the OEM of such items or an authorized supplier to the OEM of such items in accordance with all applicable requirements, or (b) the holder of a Federal Aviation Administration Parts Manufacturing Authorization (or corresponding foreign authorization) for such items.

     9.21. Representations. This Agreement, the Exhibits and all of the other material and information supplied to Curtiss by Aviall or its agents or representatives relating to Aviall are free of any untrue statements of material fact and do not omit to state a material fact necessary to make
the statements herein contained not misleading.   To the best of Aviall's
knowledge, there is nothing which has not been set forth or disclosed herein which currently materially adversely affects the Operating Business or the Acquired Assets.

     9.22. Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof; provided, however, that the representations and warranties which are specifically included in this Agreement and which expressly are made with respect to matters which are material to the Operating Business shall not be affected by the foregoing.

     9.23. Knowledge Regarding Representations. To Aviall's knowledge, there is no inaccuracy or misstatement in, or breach of, any representation or warranty of Curtiss contained herein.

     9.24. No Implied Representation. EXCEPT TO THE EXTENT SET FORTH HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT AVIALL IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS AND IT IS UNDERSTOOD THAT CURTISS TAKES ALL OF SUCH PROPERTIES AND ACQUIRED ASSETS ON AN "AS IS" AND "WHERE IS" BASIS. It is understood that any cost estimates, projections or other predictions contained or referred to in the Exhibits hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to Curtiss or any of its affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of Aviall.

     9.25 Location of Inventory. Aviall represents that, except as to items that may be out for service or repair and parts kept on consignment with Sun Country Airlines and Aviation Sales Company, all tangible personal property normally used by the Operating Business is located in Miami, Florida or Melville, New York.

10.  Representations and Warranties of Curtiss.

     Curtiss hereby represents, warrants and agrees as follows:

     10.1 Organization, Qualification and Capitalization. Curtiss is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Curtiss has the corporate power and authority to carry on its business and to own or lease its properties in the places where such business is now conducted and where such properties are now owned or leased.

     10.2 Litigation. Except as listed in Exhibit 10.2, there are no actions, suits or proceedings pending or, to the best of Curtiss's knowledge, threatened against or involving Curtiss, at law or in equity or by any governmental department, commission, board, bureau, agency or instrumentality or other person that might have material adverse affect on the property, assets or business of Curtiss or would seek to restrain, delay or prevent, or change the terms of the transactions contemplated hereby or seek damages or other relief in connection therewith. Curtiss is not operating under, nor is it subject to, nor in default with respect to, any material order, writ, injunction or decree of any court or governmental agency or body that would have any material effect on the transaction contemplated hereby.

     10.3. No Conflict. Except as disclosed in any Exhibit hereto or as provided in the HSR Act, the execution and delivery of this Agreement and compliance with the terms hereof by Curtiss will not conflict with, or result in the breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Curtiss pursuant to any corporate charter, by-law, indenture, mortgage, lease, agreement or other instrument to which Curtiss is a party or by which it is bound, or require the consent, approval or authorization of any governmental authority or any other person.

     10.4. Execution. The Boards of Directors of Curtiss and of Curtiss-Wright Corporation have duly and validly approved this Agreement and have authorized the performance by Curtiss of all the acts and transactions contemplated hereby. No other approval or authorization of this Agreement or the acts and transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Curtiss.

     10.5. Representations. This Agreement does not contain any untrue statements of material fact by Curtiss or omissions by Curtiss to state a material fact necessary to make the statements herein contained not misleading.

     10.6. Knowledge Regarding Representations. To Curtiss's knowledge, there is no inaccuracy or misstatement in, or breach of, any representation or warranty of Aviall contained herein.

11.  Conditions Precedent to Obligations of Curtiss.

     Each and every obligation of Curtiss under this Agreement that has to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Curtiss on or before the Closing Date of the following conditions:

     11.1. Performance. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Aviall on or before the Closing Date shall have been fully complied with or performed in all material respects or waived by Curtiss. Aviall shall have delivered to Curtiss a certificate to that effect dated the Closing Date and signed on behalf of Aviall by an officer thereof.

     11.2. Representations. The representations and warranties made by Aviall herein shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date. Aviall shall have delivered to Curtiss a certificate to that effect dated the Closing Date and signed on behalf of Aviall by an officer thereof.

     11.3. HSR Act Waiting Periods. (i) All waiting periods applicable to transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or been granted early termination; (ii) all other govern-mental or regulatory approvals the absence of which would have a material adverse effect upon the conduct of the Operating Business by Curtiss or Curtiss s ownership or control of the Acquired Assets or the Operating Business shall have been obtained and (iii) (x) no suit, action or proceeding by any United States federal or state governmental, regulatory or administrative agency or authority (a "Governmental Authority") shall be pending and (y) Curtiss shall not have been advised in writing by any Governmental Authority that such Governmental Authority intends to file or commence any suit, action or proceeding, which, in either case, seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or to impose limitations on the ability of Curtiss to exercise full rights of ownership of the Acquired Assets or require the divestiture by Curtiss of any Acquired Assets. Curtiss shall deliver to Aviall copies or any writing described in clause (ii) of the preceding sentence promptly upon receipt.

     11.4.  Required  Permits, Licenses, Franchises, etc.  Curtiss shall have
received  (i) its   own  counterparts of, or effective assignment of, or
temporary or interim authority to operate pending the issuance of, all permits, licenses, franchises, consents, approvals, waivers, authorizations, contract and operating rights and privileges listed in Exhibit 8, and (ii) all required consents to assignment to Curtiss of all Contracts referred to in
Exhibit 9.9 to this Agreement (except for any novations of government contracts, which shall be obtained promptly following the Closing), in such form so as thereby to enable Curtiss to conduct the Operating Business from and after the Closing substantially as conducted by Aviall during the six (6) months prior to the Closing .

     11.5. Proceedings. Prior to the Closing Date no material litigation shall have been initiated by any United States governmental or public body or department or agency thereof or any other person questioning the legality of the transactions contemplated by this Agreement which, in the reasonable opinion of counsel to Curtiss, makes it undesirable to proceed with such transactions.

     11.6. Material Adverse Changes. Between December 31, 1995 and the Closing Date no materially adverse changes to or developments concerning the Operating Business, including but not limited to its financial condition or operations as they existed on December 31, 1995, shall have occurred.

     11.7. Opinion of Counsel to Aviall. Curtiss shall have received the written opinion of Haynes and Boone, L.L.P., counsel to Aviall, dated the Closing Date, to the effect that:

          11.7.1. Aviall is a corporation duly incorporated, validly existing and in good standing, under the laws of the State of Delaware. Aviall is in good standing as a foreign corporation in the State of Florida;
          11.7.2. Aviall has full corporate power to transfer the Operating Business and the Acquired Assets as provided herein;

          11.7.3. All corporate and other proceedings required to be taken by or on the part of Aviall to authorize the carrying out of this Agreement and the delivery of the Acquired Assets to Curtiss in accordance with the terms hereof have been duly and properly taken; and

          11.7.4. This Agreement has been duly executed by Aviall and is a legal, valid and binding obligation of Aviall enforceable in accordance with its terms (subject to bankruptcy and equitable remedies exceptions) and does not (i) violate the certificate of incorporation or bylaws of Aviall, or (ii) breach, or result in a default under any of the contracts listed on Exhibit 11.7.4.

     11.8. Stockholder Approval. Curtiss shall have received the written opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel to Aviall, dated the Closing Date, to the effect that no Aviall stockholder approval of the transactions contemplated by this Agreement is required.

     11.9. Non-Competition Agreement. Curtiss shall have received, in the form attached hereto as Exhibit 11.9, a fully executed, binding agreement by Aviall not to engage in certain acts or conduct of a competitive nature as related to the Operating Business.

     11.10. Environmental Reports. Curtiss shall have received the results of environmental studies commissioned or to be commissioned by it of the two principal Miami properties where the Operating Business is conducted, said results indicating to the reasonable satisfaction of Curtiss that the two said properties are free of material environmental impairment.

     11.11. Access. Between the date of this Agreement and the Closing Date, Aviall shall have given to Curtiss and its authorized representatives reasonable access upon reasonable notice during reasonable business hours and in such manner as not unduly to disrupt their respective normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Operating Business and shall have caused its respective officers and employees to furnish to Curtiss any and all financial, technical and operating data and other information pertaining to the Operating Business as Curtiss may from time to time reasonably request; provided, however, that such access shall not include access to any item or property not related specifically to the Operating Business. Curtiss agrees that prior to the Closing Date it will keep confidential all non-public information regarding Aviall furnished to it by Aviall, provided, however, that Curtiss may disclose such information to such representatives, attorneys, accountants, bankers and other persons retained by Curtiss in connection with the transactions contem-plated herein who similarly agree to keep such information confidential; and provided further, that Curtiss shall also have the right, in connection with the assignment of contracts, licenses, certificates, leases, commitments or other rights to be assigned or transferred to Curtiss as provided herein, and upon the giving of reasonable notice to Aviall, to disclose and discuss matters related to the rights to be assigned or transferred hereunder directly with the parties having the power to assign or transfer such rights, regardless of whether or not the information is considered nonpublic.

     11.12. FAA Air Agency Certificate. Nothing shall have come to the attention of Curtiss that causes it to have reasonable grounds to believe that the FAA will not issue the FAA Air Agency Certificate to Curtiss promptly after Closing.

12.  Conditions Precedent to Obligations of Aviall.

     Each and every obligation of Aviall under this Agreement to be performed on or after the date hereof shall be subject to the satisfaction or waiver by Aviall on or before the Closing Date of the following conditions:

     12.1. Performance. All the terms, covenants and conditions of this Agreement to be complied with or performed by Curtiss on or before the Closing Date shall have been complied with or performed in all material respects or waived by Aviall. Curtiss shall have delivered to Aviall a certificate to that effect dated the Closing Date and signed by an officer of Curtiss.

     12.2.  Representations.   The representations and warranties made by
Curtiss herein shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date. Curtiss shall have delivered to Aviall a certificate to that effect dated the Closing Date and signed by an officer of Curtiss.

     12.3. HSR Act Waiting Periods. (i) All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or been granted early termination and (ii) all other governmental or regulatory approvals the absence of which would have a material adverse effect upon the ability of Aviall to consummate the transactions contemplated hereby shall have been obtained.

     12.4 Stockholder Approval. Aviall shall have received the written opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel to Aviall, dated the Closing Date, to the effect that no Aviall stockholder approval of the transactions contemplated by this Agreement is required.

     12.5. Opinion of Counsel to Curtiss. Aviall shall have received an opinion of counsel to Curtiss, dated the Closing Date, to the effect that:

          12.5.1 Curtiss is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

          12.5.2. Curtiss has full corporate power to complete the transactions contemplated under this Agreement;

          12.5.3. All corporate and other proceedings required to be taken by or on the part of Curtiss to carry out this Agreement in accordance with the terms hereof have been duly and properly taken; and

          12.5.4. This Agreement has been duly executed by Curtiss and is the legal, valid and binding obligation of Curtiss, enforceable in accordance with its terms (subject to bankruptcy and equitable remedies exception).

     12.6. Certain Consents. Prior to Closing, Aviall shall have received the consent of (i) its senior lenders; and (ii) the landlords of the leased real property relating to the Operating Business located in Miami, Florida, to the consummation of the transactions contemplated by this Agreement. In this regard, Aviall represents and warrants to Curtiss that Aviall is required to obtain each such consent pursuant to written agreements with such third parties, and that its credit agreement with its senior lenders requires that the sale of the Operating Business by Aviall be "on terms satisfactory to the Managing Agents" (consisting of NationsBank of Texas, N.A., Canadian Imperial Bank of Commerce, New York Agency, The First
National Bank of Boston and Morgan Guaranty Trust Company of New York).

13.  Survival of Representations and Warranties; Indemnification.

     13.1. Survival. The representations, warranties and agreements made herein and in the Exhibits hereto by Curtiss and Aviall shall remain operative and in full force and effect for one (1) year from and after the Closing Date regardless of any investigation made by or on behalf of either such party, except that representations, warranties and agreements based upon Environmental Matters or tax claims or litigation shall survive for their respective statutes of limitation periods except for the provisions of Sections 3.1, 3.2 and 13.1, which shall survive forever, and the provisions of Sections 4.4, 4.7, 4.8, 4.9, 4.10, and 4.11, which shall survive for a period of five years from the Closing Date.

     13.2.   Indemnification.   Aviall on the one hand and Curtiss on the
other each, as an indemnifying party, agrees to defend, indemnify and hold the other and each of such other s affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of the foregoing, harmless from and against any damages, liabilities, losses and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever that may be sustained or suffered by the other based upon a breach by such indemnifying party of any obligation with respect to the purchase price or of any representation, warranty or covenant made in this Agreement or in any Exhibit hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties, or covenants.

     13.3. Claim Threshold. Notwithstanding any provision to the contrary contained in this Agreement, Curtiss shall not make any claim against Aviall pursuant to this Article 13 (or any indemnification provision herein that is subject to this Article 13), other than (i) claims under Article 2 hereof related to adjustments to the purchase price, (ii) claims under 3.2.5 relating to warranty work done by Curtiss for Aviall, (iii) claims under Section 4.11 relating to proration items, and (iv) claims under Section 6.4 relating to the remediation of material environmental impairment identified prior to Closing, until the dollar amount of all such loss to Curtiss for such claims, shall exceed in the aggregate the amount of $175,000, and, if such amount is exceeded, Aviall shall be required to pay only the amount by which such aggregate loss to Curtiss for all such breaches exceeds $175,000; provided, however, that Aviall s obligation and liability for any and all breaches of the representations, warranties, covenants and agreements set forth in this Agreement shall not exceed in the aggregate the amount of the Purchase Price. Notwithstanding any provision to the contrary contained in this Agreement, Aviall shall not make any claim against Curtiss pursuant to this Article 13 other than (i) claims under Article 2 hereof related to adjustments to the purchase price, (ii) claims under 3.2.5 relating to warranty work done by Curtiss for Aviall, and (iii) claims under Section 4.11 relating to proration items, until the dollar amount of all such loss to Aviall for such claims shall exceed in the aggregate the amount of $175,000, and, if such amount is exceeded, Curtiss shall be required to pay only the amount by which such aggregate loss to Aviall for all such breaches exceeds $175,000; provided, however, that Curtiss obligation and liability for any and all breaches of the representations, warranties, covenants and agreements set forth in this Agreement shall not exceed in the aggregate the amount of the Purchase
Price.

     13.4.    Mechanics.    The  party seeking indemnification hereunder (the
"Indemnified Party") shall give written notice to the indemnifying party
(the "Indemnifying Party") of its indemnification claims hereunder, specifying the amount and nature of the claim, and giving the Indemnifying Party the right to contest any such claim. As related solely to claims by third parties, to the extent that the Indemnifying Party undertakes the defense of any such claim in good faith by proceeding diligently at its expense, and without materially impairing the financial conditions or operations of the Indemnified Party, the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Party.

     13.5. Sole Remedy. Except as may otherwise be provided herein and except for any action based upon fraud, this Article 13 is intended to set forth the exclusive and entire remedy of the Indemnified Party against the Indemnifying Party in respect of any monetary damages, liabilities, losses and expenses that are the subject of indemnification under Section 13.2 hereof.

14.  Termination.

     14.1.   General.   Anything herein or elsewhere to the contrary
notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          14.1.1.   By  mutual written consent of Aviall and Curtiss;

          14.1.2. By Curtiss or Aviall, if the Closing Date shall not have occurred on or prior to May 31, 1996 (or such later date as shall have been approved by the parties hereto), unless such failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date;

          14.1.3. By Curtiss or Aviall, if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall not have been withdrawn within thirty
(30) days after the date on which such order, decree, ruling or other action was first issued or taken, or by reason of any litigation or proceeding pending or threatened to be instituted by any person or governmental body, which, in either case in the good faith judgment of its Board of Directors, will in all likelihood result in an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          14.1.4. By Curtiss or Aviall, if any representation or warranty given or made in this Agreement or any Exhibit hereto by the other was untrue in any material respect as of the date given or made or as of the Closing Date, or if any covenant given or made in this Agreement or pursuant hereto by the other was breached or not performed.

          14.2.   Effect.   In the event of termination or abandonment by
reason of Section 14.1of this Section 14, this Agreement shall forthwith become void and there shall be no liability of one party hereto to the other by reason of this Agreement unless the reason for termination or abandonment was caused by the action, the failure to act, the misrepresentation, omission or breach by the party to be charged with such liability.

15.  Expenses; Finders'  Fees.

     Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Aviall shall indemnify Curtiss against any claims of third parties for brokerage commissions or finders' fees in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements made by Aviall or any stockholder or authorized agent of Aviall. Aviall represents that the only such arrangement made by Aviall is with Salomon Brothers and Merrill Lynch, as to whose fees Aviall shall be solely responsible.
Curtiss shall indemnify Aviall against any such claim insofar as they are alleged to be based on arrangements made by Curtiss.

16.   Publicity.

     Aviall and Curtiss each agrees that, without the written consent of the other, it will not issue a press release or otherwise publicly disclose the transactions contemplated herein except as may be required by law.

17.  Miscellaneous.

     17.1. Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Aviall shall be addressed to:

                    Aviall, Inc.
                    2055 Diplomat Drive
                    Dallas, Texas 75234
                    Attention: Jeffrey J. Murphy
                               Senior Vice President & General Counsel
                    Telecopy Number: (214) 406-2271
                    with a copy to:

                    Haynes and Boone, L.L.P.
                    901 Main Street
                    Suite 3100
                    Dallas, Texas 75202
                    Attention: Janice V. Sharry, Esq.
                    Telecopy Number: (214) 651-5940

or at such other address and to the attention of such other Person as Aviall may designate by written notice to Curtiss. Notices to Curtiss shall be addressed to:

                    Curtiss-Wright Flight Systems Shelby, Inc.
                    201 Old Boiling Springs Road
                    Shelby, North Carolina 28152
                    Attention: George J. Yohrling,
                               Senior Vice President/General Manager
                    Telecopy Number 704-481-2257

                    with a copy to

                    Curtiss-Wright Corporation
                    1200 Wall Street West, Suite 501
                    Lyndhurst, NJ 07071
                    Attention: Dana M. Taylor, Jr.,
                               General Counsel and Secretary
                    Telecopy Number 201-438-5680

or at such other address and to the attention of such other Person as Curtiss may designate by written notice to Aviall.

     17.2. Entire Agreement. This Agreement and the Exhibits hereto and made a part hereof contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede any and all other agreements, oral or written, in respect of the subject matter of this Agreement.

     17.3.   Amendments.   Curtiss and Aviall, by mutual consent of their
respective authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing, but this Agreement shall not be otherwise amended, modified or supplemented.

     17.4.   Governing   Law, Jurisdiction and Venue.

          17.4.1. This Agreement and all related documents (except to the extent, if any, otherwise expressly stated in such other documents) shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles.

          17.4.2.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND
UNCONDITIONALLY: (I) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF DELAWARE, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM; (II) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION; AND (III) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 17.1 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

     17.5.   Captions.   The captions of Sections and Subsections of this
Agreement are for convenience and reference only, and are not to be considered in construing this Agreement.

     17.6. Successors, etc. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Curtiss and Aviall and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party hereto; except that (i) Curtiss may assign this Agreement to Curtiss-Wright Corporation or to any wholly owned subsidiary or sub-subsidiary of itself or of Curtiss-Wright Corporation; and (ii) Aviall may assign its rights under this Agreement, including, without limitation, its rights to the Holdback Amount, to its senior lenders as security for Aviall's performance under its bank credit facility.

     17.7.   Waiver.   Either party hereto shall have the right to waive any
one or more conditions precedent to Closing and to proceed with the transactions contemplated by this Agreement, without, however, releasing the other of its obligations from any liability for loss or damage sustained by reason of any such breach of any representation, warranty or covenant.

     17.8.   Counterparts.   This Agreement may be executed in counterparts,
each of which shall consist of an original but all of which taken together shall constitute one and the same instrument.

                                 * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their respective corporate names as of the date of and year first above written.

                     AVIALL, INC.


                     By:  s/Jeffrey Murphy

                     Name:  Jeffrey Murphy
                     Title: Senior Vice President


                     CURTISS-WRIGHT FLIGHT SYSTEMS, INC.


                     By:  s/David Lasky

                     Name:  David Lasky
                     Title: Chairman

                  Guaranty by Curtiss-Wright Corporation

       This Guaranty made this 25th day of April 1996 by and between Curtiss-Wright Corporation (hereinafter, "CWC"), a Delaware corporation with its principal offices located in Lyndhurst, New Jersey, and Aviall, Inc. (hereinafter, "Aviall"), a Delaware corporation with its principal offices located in Dallas, Texas.

       WHEREAS, CWC is the sole shareholder of Curtiss-Wright Flight Systems, Inc. (hereinafter, "Curtiss"), a Delaware corporation with its principal offices located in Fairfield, New Jersey; and.

       WHEREAS, Curtiss is prepared to enter into an Asset Purchase Agreement of even date herewith with Aviall, that provides, subject to certain conditions, for the sale by Aviall to Curtiss and the purchase by Curtiss from Aviall of all of the assets of a certain business (the "Operating Business") presently owned by Aviall, and for the assumption by Curtiss of certain liabilities associated with that Operating Business; and

       WHEREAS, Aviall would be unwilling to enter into the said Asset Purchase Agreement but for having the performance obligations to be assumed by Curtiss thereunder guaranteed by CWC.

       NOW, THEREFORE, in consideration of the matters described above and in consideration of the execution of the Asset Purchase Agreement, CWC makes the following irrevocable, unconditional guaranty to Aviall.

       CWC guarantees the performance by Curtiss of each and every obligation undertaken and agreement made by Curtiss in the Asset Purchase Agreement.

       CWC agrees that Aviall may from time to time extend the time for performance or otherwise modify, alter or change the Asset Purchase Agreement, may extend the time for payment of all sums guaranteed, and may receive and accept notes, checks and other instruments for the payment of money made by Curtiss, and extensions or renewals of such instruments without in any way releasing or discharging CWC from its obligations under this Guaranty. This Guaranty shall not be released, extinguished or modified or in any way affected by the failure on the part of Aviall or its assigns to enforce all the rights or remedies available to it under this Guaranty.

       This Guaranty shall be construed and interpreted in accordance with the laws of the State of Delaware.

       In Witness Whereof each party to this Guaranty has caused it to be executed on the date indicated below.

                           CURTISS-WRIGHT CORPORATION

                           By: s/ David Lasky

                           Name:  David Lasky
                           Title: Chairman and President